FIRST SUPPLEMENTAL INDENTURE
Dated as of July 21, 2006
between
ROYAL BANK OF CANADA
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION., as Trustee
to
INDENTURE
Dated as of October 23, 2003
between
ROYAL BANK OF CANADA
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

     First Supplemental Indenture, dated as of July 21, 2006 (this “First Supplemental Indenture”) between Royal Bank of Canada, a Canadian chartered bank (the “Bank”), having its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, and JPMorgan Chase Bank, National Association, a national banking association, as Trustee (the “Trustee”), under the Senior Debt Indenture dated as of October 23, 2003, between the Bank and the Trustee (the “Indenture”). All capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Indenture.
Recitals Of The Bank
     Whereas, the Bank and the Trustee entered into the Indenture, pursuant to which one or more series of senior debt securities of the Bank (the “Securities”) may be issued from time to time; and
     Whereas, Section 901 of the Indenture provides, among other things, that without the consent of the Holders of any Securities, the Bank, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture in form satisfactory to the Trustee in order to add to any of the provisions of the Indenture in respect of one or more series of Securities; and
     Whereas, the Bank wishes to amend the Indenture as provided herein; and
     Whereas, all things necessary to make this First Supplemental Indenture a valid agreement of the Bank, in accordance with its terms, have been done.
     Now, Therefore, in consideration of the foregoing recitals and other valuable consideration, the receipt whereof is hereby acknowledged, the Bank agrees with the Trustee, as follows:
ARTICLE I
AMENDMENTS
     Section 1.1.     Amendment of Definitions.
     The following definitions shall replace in their entirety, the applicable definitions set forth in Section 101 of the Indenture:
     “Bank Request” or “Bank Order” means a written request or order signed in the name of the Bank by any one of its President and Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (or any Person designated by one of them in writing as authorized to sign and deliver such written request or order), Executive Vice-Presidents or Senior Vice-Presidents , or any two Vice-Presidents or more senior officers of the Bank acting together, and delivered to the Trustee.

     “Officers’ Certificate” means a certificate signed by any one of the Bank’s President and Chief Executive Officer or Chief Financial Officer (or any Person designated by one of them in writing as authorized to sign and deliver such certificate), Chief Operating Officer, Executive Vice-Presidents, Executive Vice-Presidents or Senior Vice-Presidents, or any two Vice-Presidents or more senior officers of the Bank, acting together, and delivered to the Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 1004 shall be the principal executive, financial or accounting officer of the Bank.
     Section 1.2.     Addition to Section 301 of the Indenture.
     The following shall be added as a new Section 301(c)(11) between current Sections 301(c)(10) and (11) and the remainder of Section 301(c) shall be renumbered accordingly:
     “(11)   the terms, if any, on which any Securities of the series may or shall be converted into or exchanged at the option of the Bank or otherwise for shares or other securities of the Bank or another entity or other entities, into the cash value thereof or into any combination of the foregoing, any specific terms relating to the adjustment thereof and the period during which such Securities may or shall be so converted or exchanged;”
ARTICLE II
MISCELLANEOUS
     Section 2.1.     Effect of First Supplemental Indenture on Indenture. This First Supplemental Indenture is a supplement to the Indenture. As supplemented by this First Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this First Supplemental Indenture shall together constitute one and the same instrument.
     Section 2.2.     Effective Date. The modifications to the Indenture set forth in this First Supplemental Indenture shall become effective on the date first above written.
     Section 2.3.     Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 2.4.     Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that govern the Indenture and its construction.
     Section 2.5.     The Trustee. The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Bank.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

ROYAL BANK OF CANADA
By:	/s/ JANICE R. FUKAKUSA
	Name:	Janice R. Fukakusa
	Title:	Chief Financial Officer

By:	/s/ DAVID M. POWER
	Name:	David M. Power
	Title:	Vice-President, Market Strategy and Execution

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ DENISE S. MOORE
	Name:	Denise S. Moore
	Title:	Assistant Vice President